Exhibit 99.1

Spero Announces Appointment of Cynthia Smith to its Board of Directors

Spero adds significant commercial leadership and product launch expertise to its Board of Directors with appointment of Cynthia Smith

CAMBRIDGE, Mass., March 19, 2019 — Spero Therapeutics, Inc. (Nasdaq:SPRO), a multi-asset clinical-stage biopharmaceutical company focused on identifying, developing and commercializing treatments in high unmet need areas involving multi-drug resistant (MDR) bacterial infections and rare diseases, today announced the appointment of Cynthia Smith to its Board of Directors, effective as of today. Ms. Smith has more than 20 years of corporate leadership experience within the healthcare sector, most recently serving as Chief Commercial Officer and a member of the executive team of ZS Pharma where she helped lead the company from development to commercialization through its acquisition by AstraZeneca.

“We are pleased to welcome Cynthia to our Board of Directors,” said Ankit Mahadevia, M.D., Chief Executive Officer of Spero Therapeutics. “Cynthia’s broad corporate leadership and commercialization experience will be an invaluable asset to Spero as SPR994 progresses through its planned Phase 3 trial toward commercialization. In our continued effort to bring SPR994 to patients, we are looking forward to leveraging Cynthia’s experience building commercial infrastructure as well as benefiting from her market access and policy experience.”

Prior to joining ZS Pharma, Ms. Smith served as Vice President, Market Access and Commercial Development at Affymax from 2008 to 2013. She also held various senior leadership positions in market access, corporate strategy, government relations and external affairs at Merck from 2000 to 2008. Before transitioning to the biopharmaceutical industry, Ms. Smith served as a healthcare policy analyst in the White House Office of Management and Budget from 1995 to 2000.

“This is an exciting time for Spero with its lead drug, SPR994, entering a Phase 3 trial and two additional promising drug candidates, SPR720 and SPR206, currently in clinical trials,” Ms. Smith said. “I’m looking forward to working with the Board and the management team to lay the groundwork ahead of a possible commercial launch for SPR994 and contributing to the development strategy of the pipeline.”

Ms. Smith currently serves on the boards of Dicerna Pharmaceuticals and Akebia Therapeutics, and previously served on the board of Nivalis Therapeutics from 2016 to 2017. She earned her M.B.A. from the Wharton School of the University of Pennsylvania, and a M.S. in public policy from the Eagleton Institute of Politics at Rutgers University. Ms. Smith received a B.A. from the University of North Carolina at Chapel Hill.

About Spero

Spero Therapeutics, Inc. is a multi-asset, clinical-stage biopharmaceutical company focused on identifying, developing and commercializing novel treatments for multidrug-resistant (MDR) bacterial infections and rare diseases.

Spero’s lead product candidate, SPR994, is designed to be the first oral carbapenem-class antibiotic for use in adults to treat MDR Gram-negative infections. Spero has begun start-up activities for the ADAPT-PO Phase 3 clinical trial of SPR994 for the treatment of complicated urinary tract infections and anticipates opening trial sites to support study enrollment around the end of March 2019.

Spero is also advancing SPR720, its novel oral therapy product candidate designed for the treatment of non-tuberculous mycobacterial (NTM) infections. In January 2019, Spero initiated a Phase 1 clinical trial of SPR720 in healthy subjects and expects top-line data from this trial in the second half of 2019.

Spero also has a platform technology known as its Potentiator Platform that it believes will enable it to develop drugs that will expand the spectrum and potency of existing antibiotics, including formerly inactive antibiotics, against Gram-negative bacteria. Spero’s lead product candidates generated from its Potentiator Platform are two IV-administered agents, SPR741 and SPR206, designed to treat MDR Gram-negative infections in the hospital setting. In December 2018, Spero initiated a Phase 1 clinical trial of SPR206 in healthy subjects and expects top-line data from this trial in the second half of 2019.

For more information, visit https://sperotherapeutics.com.

Forward Looking Statements

This press release may contain forward-looking statements. These statements include, but are not limited to, statements about Spero’s expectation that positive results from a single pivotal Phase 3 clinical trial of SPR994 and ancillary supportive studies to be conducted in parallel with the planned Phase 3 trial will support the approval of SPR994; the initiation, timing, progress and results of Spero’s preclinical studies and clinical trials and its research and development programs, including the anticipated timing of the opening of sites to support enrollment into the planned pivotal Phase 3 clinical trial of SPR994; statements regarding management’s assessment of the results of such preclinical studies and clinical trials; the timing of clinical data, including the availability of pharmacokinetic data from the lead-in cohort in the planned Phase 3 clinical trial of SPR994 and top-line data from the Phase 1 clinical trial of SPR206 and the Phase 1 clinical trial of SPR720; and Spero’s cash forecast and anticipated expenses, the sufficiency of its cash resources and the availability of additional non-dilutive funding from governmental agencies beyond any initially funded awards. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intent,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including whether the FDA will accept a single pivotal study for approval of SPR994; whether results obtained in preclinical studies and clinical trials will be indicative of results obtained in future clinical trials; whether Spero’s product candidates will advance through the preclinical development and clinical trial process on a timely basis, or at all, taking into account the effects of possible regulatory delays, slower than anticipated patient enrollment, manufacturing challenges, clinical trial design and clinical outcomes; whether the results of such trials will warrant submission for approval from the U.S. Food and Drug Administration or equivalent foreign regulatory agencies; whether Spero’s cash resources will be sufficient to fund its continuing operations for the periods and/or trials anticipated; and other factors discussed in the “Risk Factors” set forth in filings that Spero periodically makes with the U.S. Securities Exchange Commission. The forward-looking statements included in this press release represent Spero’s views as of the date of this press release. Spero anticipates that subsequent events and developments will cause its views to change. However, while Spero may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Spero’s views as of any date subsequent to the date of this press release.

Spero Investor and Media Contact:

Sharon Klahre

Director, Investor Relations

857-242-1547

IR@sperotherapeutics.com